NAME OF SUBSIDIARY	DOMICILE
Hartman XX Limited Partnership Hartman CRMB Holdings, LLC Hartman Richardson Heights Properties, LLC	Texas Texas Texas
Hartman Cooper Street Plaza, LLC	Texas
Hartman Bent Tree, LLC
Hartman Gulf Plaza LLC
Hartman Parkway, LLC
Hartman Mitchelldale Business Park, LLC
Hartman Energy LLC
Hartman Highway 6 LLC
Hartman XX REIT GP LLC
Hartman Hillcrest LLC
Hartman 400 North Belt LLC
Hartman Ashford Crossing LLC
Hartman Corporate Park Place LLC
Hartman Skymark Tower LLC
Hartman One Technology LLC
Hartman Westway One, LLC
Hartman Three Forest Plaza, LLC
Hartman SPE, LLC	Texas Texas Texas Texas Texas Texas Texas Texas Texas Texas Texas Texas Texas Texas Texas Delaware